EXHIBIT 16.1 TO FORM 8-K
July 20, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated July 20, 2007, of Intervoice, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the statements contained in the second paragraph on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP